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[COOLEY GODWARD LLP]

January 27, 1997


Wild Oats Markets, Inc.
1645 Broadway
Boulder, CO  80302


Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Wild Oats Markets, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to (i) 407,752 shares of the Company's Common Stock, $.001 par value ("Common Stock"), pursuant to its 1996 Equity Incentive Plan, (ii) 341,532 shares of Common Stock pursuant to its 1993 Stock Option Plan, (iii) 74,147 shares of Common Stock pursuant to its 1991 Stock Option Plan and (iv) 127,692 shares of Common Stock, pursuant to its Employee Stock Purchase Plan (the "Purchase Plan") (collectively, the "Shares"). In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 1996 Equity Incentive Plan, the 1993 Stock Option Plan, the 1991 Stock Option Plan or the Purchase Plan, and the Registration Statement, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.



Very truly yours,

COOLEY GODWARD LLP


By:  /s/ James C. T. Linfield
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         James C. T. Linfield